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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 12, 1999 with respect to the consolidated financial statements and schedule of Jameson Inns, Inc. and February 19, 1999 with respect to the financial statements of Jameson Hospitality, LLC, except as to Note 11 as to which the date is March 15, 1999, included in the Joint Proxy Statement/Prospectus of Jameson Inns, Inc. that is made a part of Amendment
No. 1 to the Registration Statement (Form S-4 No. 333-74149) and Prospectus of Jameson Inns, Inc. for the registration of 3,403,000 shares of its common stock and 2,256,000 shares of its $1.70 Series S Cumulative Convertible Preferred Stock.

                                          ERNST & YOUNG LLP

Atlanta, Georgia

March 25, 1999